P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

Thursday, March 31, 2011	William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (724) 867-2018
Email: wmarsh@farmersnb.com

FOR IMMEDIATE RELEASE

Emclaire Financial Corp. Successfully Completes $4.6 Million
Private Placement Common Stock Offering

Emlenton, Pennsylvania, March 31, 2011 – Emclaire Financial Corp. (NASDAQ:EMCF), the parent company of The Farmers National Bank of Emlenton (the “Bank”), today announced the successful completion of a private placement offering of approximately 290,000 newly issued shares of its common stock.  The net proceeds of the offering, after expenses, were $4.5 million.  The Corporation intends to use the proceeds of the offering to support past and future balance sheet growth, to expand the Bank’s branch network and for general corporate purposes.

The new common shares were issued to individual and institutional accredited investors at a slight discount to the recent market and tangible book values per share of the Corporation’s common stock.  Of the $4.6 million in gross proceeds from the offering, officers and directors purchased $1.2 million, other individual investors purchased $2.5 million and institutional investors purchased $914,000.

“We appreciate the confidence that investors have shown in our Bank and are extremely pleased with the success of the offering,” said William C. Marsh, Chairman, President and Chief Executive Officer.  “The addition of this capital puts us in an excellent position to expand our franchise.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities.  The shares of common stock issued in connection with the private placement were exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) and Regulation D, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.